Exhibit 99.1

Press Release Dated March 25, 2008

PHAZAR CORP APPOINTS DEBORAH A. INZER AS CHIEF FINANCIAL OFFICER

PHAZAR CORP, (Nasdaq: ANTP) today announced the appointment of Deborah A. Inzer, as Vice President and Chief Financial Officer for the Company, effective March 24, 2008.  Ms. Inzer was previously Controller of Shared Technologies, a telecommunications company, in Coppell, Texas from January, 2005 to March, 2008.

Ms. Inzer served as Vice President, Accounting and Controller at Dave & and Buster's in Dallas, Texas from 1999 to 2005 and Senior Vice President, Accounting at AmBrit Energy Corp in Dallas, Texas from 1989 to 1999.

Ms. Inzer holds a BA degree in Accounting from the University of Texas, Austin and is licensed in the state of Texas as a CPA.

Clark D. Wraight has been serving in the capacity of Chief Financial Officer and Chief Operating Officer for a number of years.  Mr. Wraight will continue to serve as the Chief Operating Officer and Vice President and Secretary of the Company.